Exhibit 10.3

SCHEDULE TO EMPLOYEE NON-QUALIFIED STOCK OPTION AGREEMENT
Storage Technology Corporation
2004 Long Term Incentive Plan

Optionee:	_______________________
Employee Number:	_______________________

Date of Grant:	_______________________
Shares Subject to Option:	_______________________ Storage Technology Corporation Common Stock
Option Price Per Share:	_______________________
Option Type:	Non-Qualified Stock Option
Stock Option Plan (“Plan”):	2004 Long Term Incentive Plan
Grant Number:	_______________________
Vesting Schedule:	[If performance-based vesting, include paragraph a]

[a]

All shares in the Option will vest on ______________. The vesting of one-fourth of the shares will be accelerated on each of the first, second and third anniversaries of the Date of Grant (rounding up in the latter year(s) if applicable) if StorageTek meets predetermined Performance Criteria as described in the Employee Non-Qualified Stock Option Agreement to which this Schedule is attached.

[If tenure-based vesting, include paragraph b]
[b]	# shares vest on vest date 1 # shares vest on vest date 2 # shares vest on vest date 3 # shares vest on vest date 4

Option Expires On:	_______________________

        This Option is granted under the Storage Technology Corporation 2004 Long Term Incentive Plan, and is governed by the terms and conditions of the Stock Option Agreement to which this Schedule is attached. The information set forth in this Schedule is incorporated into and made part of the attached Agreement by reference. Please read the Stock Option Agreement carefully; your signature will be deemed to be acknowledgment that you have read and accept the terms and conditions of the Agreement in its entirety.

STORAGE TECHNOLOGY CORPORATION 2004 LONG TERM INCENTIVE PLAN
EMPLOYEE NON-QUALIFIED STOCK OPTION AGREEMENT
GRANT NUMBER : ___________

        THIS AGREEMENT is made between Storage Technology Corporation (“StorageTek”) and ____________________ (“you”), effective as of _________________.

        Pursuant to the 2004 Long Term Incentive Plan (the “Plan”), StorageTek has granted you a non-qualified stock option (the “Option”) to purchase shares of StorageTek common stock, $0.10 par value per share, as set forth in the Schedule attached to the front of this Agreement and made a part of this Agreement. This Option has been granted as a special one-time compensation by StorageTek and is not in lieu of salary or other compensation for your services.

        In consideration of the foregoing and of the mutual covenants set forth herein, and other good and valuable consideration, StorageTek and you agree as follows:

    1.        Incorporation of Plan and Defined Terms. The Option is granted pursuant to the Plan, which by reference is made a part of this Agreement. Your acceptance of this Option is your agreement to comply with the terms and conditions of the Plan. Capitalized terms used in this Agreement and not otherwise defined will have the meanings set forth in the Plan. The Plan and related Prospectus are posted on the StorageTek intranet at the following site: http://gandalf.stortek.com/stock. For paper copies of these documents, please contact Stock Administration, MS 4302, One StorageTek Drive, Louisville, CO 80028 or call 303.673.6260.

    2.        Decisions of the Committee. The Plan is administered by the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors. Any decision, interpretation or other action made or taken in good faith by the Committee arising out of or in connection with the Plan or the Option will be final, binding and conclusive on StorageTek and you and any respective heir, executor, administrator, successor or assign.

    3.        Option Term; Option Price. This Option may be exercised by you, in whole or in part, on or after the vesting date and until the earlier to occur of (i) the Expiration Date set forth on the Schedule, or (ii) such earlier date following termination of your service to StorageTek or its subsidiaries as set forth in Section 5 of this Agreement. The Option Price is set forth on the Schedule. The sale of any Shares underlying this Option is subject to StorageTek’s insider trading policy as more fully described in StorageTek’s policies and procedures.

    4.        Vesting. All shares in the Option will vest according to the terms on the attached Schedule. The vesting is subject to your continuous status as an Employee or Consultant of StorageTek or its subsidiaries through the vest date.

[If vesting is performance-based, include paragraph a]

[a]     The Committee establishes the Performance Criteria that may be used for acceleration of one-fourth of the Option on the first, second and third anniversaries of the Date of Grant.

[If goals set at grant, include sentence a1]

[a1]     For this Option, the Performance Criteria are as follows:
________________________________________________________________________
________________________________________________________________________

[If goals are to be set annually, include sentence a2]

[a2]     The Committee will set an annual performance goal at the beginning of each year for the portion of the Option that may be accelerated in that year.

        The Performance Criteria for accelerated vesting may include any one or more of the following: net order dollars, net profit dollars, net profit growth, net revenue dollars, revenue growth, total shareholder return, cash flow, earnings or earnings per share, growth in earnings or earnings per share, return on equity, stock price, return on equity or average stockholders’ equity, total stockholder return, return on capital, return on assets or net assets, return on investment, revenue, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin, return on operating revenue, market share, overhead or other expense reduction, credit rating, strategic plan development and implementation, succession plan development and implementation, customer satisfaction indicators, and/or employee metrics.

        These criteria may be measured on an absolute basis or relative to a peer group or index and can be measured at the corporate or business unit level. The Committee is authorized to make adjustments in the method of calculating attainment of Performance Criteria in recognition of: (a) extraordinary or non-recurring items, (b) changes in tax laws, (c) changes in generally accepted accounting principles or changes in accounting policies, (d) charges related to restructured or discontinued operations, (e) restatement of prior period financial results, and (f) any other unusual, non-recurring gain or loss that is separately identified and quantified in StorageTek’s financial statements.

    5.        Termination of Service.

    (i)        Retirement. If upon a voluntary termination, you have provided five years of service to StorageTek or its subsidiaries, with no break in such service of longer than one year, and are at least 55 years of age (“Retirement”), all of the Option will vest and you will have the right to exercise all or any portion of the Option at any time and from time to time until the Original Expiration Date.

    (ii)        Death. In the event of your death (including death within three months of your termination, unless your termination was for Cause), your estate will have the right to exercise all or any portion of the Option, to the extent the Option is outstanding and vested on the date of termination, at any time and from time to time until the earlier of (a) one year following your date of death; or (b) the original Expiration Date.

    (iii)        Disability. In the event of termination of your continuous status as an Employee or Consultant of StorageTek or its subsidiaries because you become disabled, as described in the Plan, you have the right to exercise all or any portion of the Option, to the extent the Option is outstanding and vested on your date of termination, at any time and from time to time until the earlier of (a) one year following your date of termination; or (b) the original Expiration Date.

    (iv)        Termination for Cause. Notwithstanding any other provision in this Agreement, if your employment is terminated by StorageTek or its subsidiaries for Cause, you will forfeit immediately all unexercised shares under the Option.

[Section 5.(v) is for U.S. employees only]

    (v)        Harmful Activities. If, within six months before or after your termination, whether voluntary or involuntary, you go to work for a competitor or engage in other harmful activities, as described in Section 14.1(c)(ii) of the Plan, you will: (a) forfeit any unexercised portion of this Option; and (b) pay to StorageTek an amount equal to the gain you realized upon the exercise of this Option within six months before, upon, or any time after your termination. The gain is calculated by subtracting the Option Price Per Share from the Fair Market Value of a share of common stock on the day of exercise, and then multiplying the difference by the number of shares exercised.

    (vi)        Termination for Other Reasons. In the event of termination of your continuous status as an Employee or Consultant of StorageTek or its subsidiaries for any reason other than Retirement, death, Disability, Cause, or for engaging in harmful activities to StorageTek or its subsidiaries as such terms are used in the Plan, you will have the right to exercise all or any portion of the Option, to the extent the Option is outstanding and vested on the date of termination, at any time within 90 days of termination or such other period, if any as the Committee in its sole discretion will determine (but not after the Expiration Date).

[Section 5.(vii) is for non-U.S. employees only]

    (vii)        Termination Date. For purposes of the Option, your termination date is the earlier of the date notice of termination is provided or the actual termination date.

    6.        Tax Obligation. You must pay StorageTek or any designated subsidiary any amount StorageTek or any of its subsidiaries is required to collect for tax withholding in connection with this Option. In its sole discretion, StorageTek may allow or require you to pay all or a portion of the tax withholding by StorageTek retaining shares having a value equal to the amount of the required withholding. If you are exercising by means of a cashless exercise, as described in Section 7, you will be required to either have additional shares withheld or sell additional shares to cover the required tax withholding.

    7.        Exercise; Payment for and Delivery of Stock. You may exercise this Option by giving notice of exercise to StorageTek specifying the number of shares to be purchased and the total purchase price. The purchase price will be payable by one of the following methods:

    (i)        in cash or by check;

    (ii)        in shares of common stock that you have held for at least six months having an aggregate fair market value on the date of exercise equal to the payment required;

    (iii)        by means of a cashless exercise, which may be effected by delivering irrevocable instructions to a broker designated by StorageTek to sell a sufficient number of the shares being exercised to cover the exercise price and to promptly deliver to StorageTek the amount of sale proceeds required to pay the exercise price and any required tax withholding relating to the exercise.

    8.        Other Agreement.

[If Optionee is a U.S. resident, use paragraph a. If Optionee is a non-U.S. resident, use paragraph b.]

[a]     In the event any term of this Agreement is in conflict with the term of any other agreement you may have with StorageTek regarding the treatment of stock options, the terms of such other agreement(s) will govern.

[b]     You agree that the terms of this Agreement and the Plan will govern this Option and you specifically waive and disclaim any acquired rights in, or entitlement claims to, the Option under any other agreement or pursuant to any applicable law.

    9.        Change in Control. In the event of a Change in Control as defined in the Plan, the Option to the extent it is then outstanding will become vested and you will have the right to exercise all or any portion of the Option through such period as established by the Committee.

    10.        Non-Transferability of Option. This Option is not transferable other than (a) by last will and testament or the laws of descent and distribution, or (b) pursuant to a qualified domestic relations order. The Option will not be otherwise transferred or assigned, pledged, hypothecated or otherwise disposed of in any way, whether by operation of law or otherwise, and will not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, hypothecate or otherwise dispose of the Option other than as permitted above, the Option will immediately terminate and become null and void.

    11.        No Right to Future Grants; Extraordinary Item of Compensation. You acknowledge:

    (i)        that the Plan is discretionary in nature;

    (ii)        that the grant of the Option is a one-time benefit that does not create any contractual or other right to receive future grants of options, or benefits in lieu of options;

    (iii)        that all determinations with respect to such future grants, if any, including, but not limited to, the times when options will be granted, the number of shares subject to each option, the option price, and the time or times when each option will become exercisable, will be at the sole discretion of StorageTek;

    (iv)        that your participation in the Plan is voluntary;

    (v)        that the value of the Option is an extraordinary item of compensation;

    (vi)        that the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments, and that neither your participation in the Plan or your cessation of participation in the Plan will afford you under the terms of your office or employment with StorageTek or any of its subsidiaries any additional or other rights to compensation or damages.

    12.        Data Privacy. You consent to the transfer of your personal data by StorageTek both within and outside of your country of residence to StorageTek, its subsidiaries and any agent thereof in connection with the administration of the Plan and (to the extent permitted by law) you waive any notification, registration or related rights or requirements regarding such transfer required by any applicable law. You further waive any data privacy rights you may have with respect to such information and authorize StorageTek and its subsidiaries to store and transmit such information in electronic form.

    13.        Protection of Confidential Information. In addition to any confidentiality covenant set forth in any other agreement between you and StorageTek or its subsidiaries and any remedy thereunder, you agree that during and after your employment with StorageTek or its subsidiaries, you will not publish, disclose, disseminate or use, or authorize anyone else to publish, disclose, disseminate or use any StorageTek, affiliated companies’ and third party’s private, confidential, proprietary, restricted or secret information that you may have in any way acquired, learned, developed or created by reason of your employment with StorageTek or affiliated companies.

    14.        Compliance with Securities Laws. Under no circumstances will any common stock or other assets be issued or delivered to you unless and until, in the opinion of counsel for StorageTek or its successors, there shall have been compliance with all applicable requirements of the federal and state securities laws, listing requirements of any securities exchange on which stock of the same class as the common stock is then listed, and all other requirements of law or of any regulatory bodies having jurisdiction over the issuance and delivery of the common stock or other assets.

    15.        Change in Financial or Tax Accounting Treatment. Notwithstanding any other provision of this Agreement, if any changes in the financial or tax accounting rules applicable to the Option covered by this Agreement shall occur which, in the sole judgment of the Committee, may have an adverse effect on the reported earnings, assets or liabilities of StorageTek, the Committee may, in its sole discretion, modify this Agreement or cancel this Option.

    16.        Miscellaneous.

    (i)        Rights as a Stockholder. You do not have any rights as a stockholder until you become the holder of the common stock issuable upon exercise of the Option.

    (ii)        Employment. Nothing contained in this Agreement creates or implies an employment contract or term of employment or any promise of specific treatment upon which you may rely.

[For U.S. employees, include sentences a]

[a]     Rather, you understand that you are an employee at-will, who is free to resign at any time, and who may be terminated at any time, with or without “cause,” notice or formality. You acknowledge that this provision can only be modified through a written, signed agreement with StorageTek.

        No damages will be payable in consequence of the termination of your employment with StorageTek or its subsidiaries (whether or not in circumstances giving rise to a claim for wrongful or unfair dismissal) or for any other reason whatsoever to compensate you for the loss of any rights you would otherwise have had (actual or prospective) under the Plan howsoever arising but for the termination and you will be deemed irrevocably to have waived any such rights to which you may otherwise have been entitled.

        You will not be entitled to claim compensation from StorageTek or its subsidiaries in respect of any sums paid by you pursuant to the Plan or for any diminution or extinction of your rights or benefits (actual or otherwise) under the Option held by you consequent on the termination or forfeiture of the Option held by you or otherwise in connection with the Plan and StorageTek and its subsidiaries will be entirely free to conduct its affairs as it sees fit without regard to any consequence under, upon or in relation to the Plan or the Option or you.

    (iii)        Exclusion of Third Party Rights. No person other than the parties set forth in this Agreement will have any rights to the Option.

    (iv)        Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Colorado without giving effect to the principles of conflicts of laws.

    (v)        Severability. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, will nevertheless be binding and enforceable.

    (vi)        Binding Effect. The provisions of this Agreement will be binding upon the parties hereto, their successors and assigns, including, without limitation, your estate and the executors, administrators or trustees of your estate; any person or entity to which this Option was transferred pursuant to a qualified domestic relations order; and any receiver, trustee in bankruptcy or representative of your creditors.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth in the Schedule.

Storage Technology Corporation By:_______________________________ Corporate Officer Title	NAME OF EMPLOYEE _________________________________ Employee Name Address 1 Address 2 Address 3